Exhibit 10.74

NORWEGIAN CRUISE LINE HOLDINGS LTD.

DIRECTORS’ COMPENSATION POLICY

(Effective January 1, 2024)

Directors of Norwegian Cruise Line Holdings Ltd., a company organized under the laws of Bermuda (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below, effective as of January 1, 2024, for their service as a member of the Board of Directors (the “Board”) of the Company. The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Cash Retainer	$100,000
Annual Chairperson Retainer	$200,000
Annual Audit Committee Chairperson Retainer	$40,000
Annual Compensation Committee Chairperson Retainer	$40,000
Annual Nominating and Governance Committee Chairperson Retainer	$40,000
Annual Technology, Environmental, Safety and Security (“TESS”) Chairperson Retainer	$40,000
Annual Audit Committee Member Retainer	$20,000
Annual Compensation Committee Member Retainer	$20,000
Annual Nominating and Governance Committee Member Retainer	$20,000
Annual TESS Committee Member Retainer	$20,000

Equity Compensation
Annual Equity Award	$200,000

Cash Compensation

Each non-employee director will be entitled to an annual cash retainer while serving on the Board in the amount set forth above (the “Annual Cash Retainer”). A non-employee director who serves as the Chairperson of the Board will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Chairperson Retainer”). A non-employee director who serves as the Chairperson of the Audit Committee will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Audit Committee Chairperson Retainer”). A non-employee director who serves as the Chairperson of the Compensation Committee will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Compensation Committee Chairperson Retainer”). A non-employee director who serves as the Chairperson of the Nominating and Governance Committee will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Nominating and Governance Committee Chairperson Retainer”). A non-employee director who serves as the Chairperson of the TESS Committee will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual TESS Committee Chairperson Retainer”). A non-employee director who serves as a member of the Audit Committee (other than the Chairperson of the Audit Committee) will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Audit Committee Member Retainer”). A non-employee director who serves as a member of the Compensation Committee (other than the Chairperson of the Compensation Committee) will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Compensation Committee Member Retainer”). A non-employee director who serves as a member of the Nominating and Governance Committee (other than the Chairperson of the Nominating and Governance Committee) will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Nominating and Governance Committee Member Retainer”). A non-employee director who serves as a member of the TESS Committee (other than the Chairperson of the TESS Committee) will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual TESS Committee Member Retainer”). No non-employee director will be entitled to a meeting fee for attending in-person or telephonically any Board or committee meetings.

The amounts of the Annual Cash Retainer, Annual Chairperson Retainer, Annual Audit Committee Chairperson Retainer, Annual Compensation Committee Chairperson Retainer, Annual Nominating and Governance Committee Chairperson Retainer, Annual TESS Committee Chairperson Retainer, Annual Audit Committee Member Retainer, Annual Compensation Committee Member Retainer, Annual Nominating and Governance Committee Member Retainer and Annual TESS Committee Member Retainer are expressed as annualized amounts. These retainers will be paid on a quarterly basis, at the end of each quarter in arrears, and will be pro-rated if a non-employee director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as a non-employee director or held the particular position, as the case may be).

Equity Awards

Annual Equity Awards for Continuing Board Members

On the first business day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted share units of the Company (an “Annual Restricted Share Unit Award”) determined by dividing (1) the Annual Equity Award grant value set forth above by (2) the per-share closing price of an Ordinary Share on the first business day of that year (rounded down to the nearest whole share). Subject to the non-employee director’s continued service, each Annual Restricted Share Unit Award will vest in one installment on the first business day of the calendar year following the calendar year of the grant.

For each new non-employee director appointed or elected to the Board after the first business day of the calendar year, on the date that the new non-employee director first becomes a member of the Board, the new non-employee director will automatically be entitled to a pro-rata portion of the Annual Restricted Share Unit Award (a “Pro-Rata Annual Restricted Share Unit Award”) determined by dividing (1) a pro-rata portion of the Annual Equity Award grant value set forth above by (2) the per-share closing price of an Ordinary Share on the date the new non-employee director first became a member of the Board (rounded down to the nearest whole share). The pro-rata portion of the Annual Equity Award grant value for purposes of a Pro-Rata Annual Restricted Share Unit Award will equal the Annual Equity Award grant value set forth above multiplied by a fraction (not greater than one), the numerator of which is 12 minus the number of whole months that as of the particular grant date had elapsed since the first business day of the year, and the denominator of which is 12. Subject to the non-employee director’s continued service, each Pro-Rata Annual Restricted Share Unit Award will vest in one installment on the first business day of the calendar year following the year the award was granted.

Elective Grants of Equity Awards

Non-employee directors may elect, prior to the start of each applicable calendar year, to convert all or a portion of their Annual Cash Retainer (but not any Annual Chairperson Retainer, Annual Audit Committee Chairperson Retainer, Annual Compensation Committee Chairperson Retainer, Annual Nominating and Governance Committee Chairperson Retainer, Annual TESS Committee Retainer, Annual Audit Committee Member Retainer, Annual Compensation Committee Member Retainer, Annual Nominating and Governance Committee Member Retainer or Annual TESS Committee Member Retainer) payable with respect to the particular calendar year into the right to receive an award of restricted share units of the Company (an “Elective Restricted Share Unit Award”). The Elective Restricted Share Unit Award shall automatically be granted on the first business day of each calendar year in an amount determined by dividing (1) the amount of the Annual Cash Retainer elected to be so converted by (2) the per-share closing price of an Ordinary Share on the first business day of the year (rounded down to the nearest whole share). Subject to the non-employee director’s continued service, each Elective Restricted Share Unit Award will vest in one installment on the first business day of the calendar year following the year the award was granted.

In order to elect to receive an Elective Restricted Share Unit Award, non-employee directors must complete an election form in such form as the Board may prescribe from time to time (an “Election Form”), and file such completed form with the Company prior to the start of the applicable calendar year (i.e. if a director wants to convert his or her Annual Cash Retainer payable for the 2024 calendar year, the Election Form must be filed prior to December 31, 2023). Once an Election Form is validly filed with the Company, it shall automatically continue in effect for future calendar years unless the non-employee director changes or revokes his or her Election Form prior to the beginning of any such future calendar years.

Provisions Applicable to All Equity Awards

Each award of restricted share units will be made under and subject to the terms and conditions of the Company’s Amended and Restated 2013 Performance Incentive Plan (the “2013 Plan”) or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy.

Expense Reimbursement

All directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business.

Product Familiarization

It being in the interest of the Company for non-employee directors of its Board to review and assess the Company’s products, the non-employee directors of the Board are encouraged to take one cruise with one of the Company’s brands annually. Accordingly, the Company will annually provide to each non-employee director one cabin for an up to 14-night cruise with the Company brand of their choice (the “Cruise Benefit”). Non-employee directors and a guest of their choice will be accommodated in a penthouse level (or Haven equivalent) cabin with such accommodation to be assigned by the Company’s revenue management department. The non-employee director will be responsible for taxes, port fees and fuel supplements as well as all onboard spending and transportation to and from the ship (other than any transportation that would otherwise be included in the ticket price of the cruise).

If a Board meeting is held on a cruise, the Company will absorb the cost of the cruise fare for each non-employee director and any guests traveling with such non-employee director in his or her stateroom. The non-employee director will be responsible for all onboard spending during such cruise.

In addition, non-employee directors and their immediate families are entitled to participate in any Company discount program in effect that is generally available to all Company employees for any additional cruises they may wish to take.

The Chairperson of the Compensation Committee of the Board may approve certain exceptions to the “Product Familiarization” section of this policy.

Cruise Retirement Benefit

Each non-employee director who serves on the Board for nine or more years will be eligible to continue to receive the Cruise Benefit after their service on the Board ends for a number of years equal to the number of years they served on the Board, up to a maximum of twelve years.